Exhibit 10.26

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement, together with all attachments and exhibits hereto ("Agreement") is made by and between Centene Management Company, a Delaware corporation ("Company") and Kenneth A. Burdick a natural person and resident of the state of Florida ("Consultant").

RECITALS

Whereas, Company provides managed care and related services to multiple markets and through different channels; and
Whereas, Consultant possesses unique knowledge and experiences as a former executive of Company and is qualified to provide consultative services to Company; and
Whereas, Company desires to obtain the services of Consultant and Consultant desires to provide services to Company in accordance with the terms, conditions and covenants set forth in this Agreement.
Now Therefore, in consideration of the premises and the mutual covenants and undertakings set forth herein, the parties hereto hereby agree as follows:
AGREEMENT

1.Effective Date: This Agreement shall be effective as of January 23, 2021 ("Effective Date") or when executed by both parties, whichever is later.

2.Relationship of the Parties. Consultant acknowledges that he is entering into this Agreement as an Independent Contractor and not as an employee of the Company.

a.Consultant will not be eligible for any of the employee benefits available to active employees but the "Health Benefit Continuation" pursuant to Section 5(c) of the WellCare Severance Plan remains in effect and is not affected in any way by this consulting agreement.
b.Consultant will not be considered an employee with regard to any laws concerning Social Security, disability insurance, unemployment compensation, federal, state or local income tax withholding at local source or any other laws, regulations or orders relating to employees. Accordingly, Consultant agrees to discharge all obligations imposed upon him as an Independent Contractor by all applicable federal, state, or local laws, regulations or orders now or hereafter in force, including, without limitation, those relating to federal, state and local income taxes and worker's compensation and including the filing of all returns and reports, and the payment of all assessments, taxes and other sums required of an Independent Contractor. Consultant shall supply the Company with a duly executed IRS Form W-9 on or prior to the commencement of services. Company shall issue information returns as required by law with respect to fees paid to Consultant each year.
c.Consultant shall obtain and maintain any and all business and professional licenses and/or certifications required to perform the services hereunder, and shall comply with any and all licensing requirements relating thereto, including but not limited to requirements relating to insurance, education, etc.
d.Consultant shall be free to perform services in any manner he deems to be in his best judgment, and the Company shall not, nor has the right to, control the manner and means by which Consultant performs such services. Consistent with this right, Consultant warrants that he shall use his best efforts to perform the services called for by this Agreement and in compliance with the standards, if any, set forth in the applicable Statement of Work attached hereto as Appendix A, which appendix is hereby incorporated in this Agreement ("Statement of Work").

e.Consultant is free to engage others to assist in the performance of the services under this Agreement, although Consultant retains legal and financial responsibility for all work performed. Consultant understands that Company may be subject to state, federal or other statutes, regulations or obligations that impact its Consultants and subcontractors and Consultant agrees to provide Company with advance notice prior to subcontracting with other entities.
f.Consultant is free to work his own hours and set his own schedule although Company may establish reasonable deadlines for deliverables due under this contract and may restrict access to its facilities, systems, and personnel in accordance with its business and security needs.
g.The Company neither has nor reserves the right to restrict Consultant from being concurrently engaged in another trade or business, and Consultant is free to work for others and otherwise represent and sell any other goods and services.
h.Consultant shall be responsible for all normal business expenses associated with his trade or business under this Agreement, including, but not limited to leasehold expenses, salaries, telephone, technology, office supplies, travel and lodging expenses not related to work for the Company, and Company shall not be obligated to pay any such expenses or to reimburse Consultant therefore. Unique and/or Non-recurring expenses directly related to the performance of services under this Agreement will be reimbursed by Company as set forth in the Statement of Work accompanying this Agreement.

3.Services. Consultant agrees to provide the services set forth on the Statement of Work attached hereto as Appendix A (the "Services"), and to do so according to the schedule and under the terms set forth therein.

4.Compensation. In consideration for the Services and in accordance with the schedule of payment set forth in the Statement of Work, Company agrees to pay Consultant monthly by the 15th of each month. Company will not reimburse Consultant for routine business expenses or local travel as set forth in Section 2(h). Company shall have no obligation to pay any disputed amounts until such dispute is resolved. Company is not obligated to pay Consultant any other sums.

5.Term, renewal, and termination.

a.Initial Term. This Agreement shall be effective from the Effective Date through January 23, 2022.
b.Renewal. After the initial term, this Agreement shall terminate unless both parties provide written notice of their intent to renew by December 1 of the year in which the Agreement is in effect.
c.Termination. Grounds for early termination of this Agreement include: (i) Death of Consultant; (ii) Mental or physical incapacity of Consultant lasting greater than 60 contiguous calendar days that would substantially prevent consultant from performing the Services; (iii) Mutual agreement of Company and Consultant;

6.No right to enter into contracts for the Company. Consultant shall have neither the right nor authority to enter into any contracts or commitments on the Company's behalf without the Company's prior written approval.

7.Confidential information. Consultant agrees that during and after termination of this Agreement, Consultant: (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, misappropriate, use, divulge, communicate, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without Company's prior written consent; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the officers or supervisors of Company from time to time regarding Confidential Information.

a."Confidential Information" includes but is not limited to inventions, trade secrets, business plans and records; customer files and lists; sales practices and methods; strategies and plans; sources of supply and vendors; financial matters; research; confidential personnel matters; intellectual property; know-how; technical data; knowledge or data of Company, or any of its clients, customers, Consultants, shareholders, or affiliates; and other matters which are generally considered as confidential, that Consultant may produce, obtain or otherwise acquire or have access to during the course of his engagement with Company (whether before or after the date of this Agreement). All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of Company. If any portion of the work performed pursuant to this Agreement is of a classified nature, or develops into such, Consultant agrees to preserve the security of such work in compliance with all applicable rules and regulations of the United States.
b.The obligation of confidentiality will not apply to information that: (a) is known to Consultant at the time of disclosure to Consultant by Company; (b) has become publicly known through no wrongful act of Consultant; (c) has been rightfully received by Consultant from a third party without restriction on disclosure and without breach of any agreement with Company; (d) has been independently developed by Consultant outside the scope of this engagement as evidenced by appropriate documentation; or (e) has been approved for release by written authorization executed by an authorized officer of Company.
c.In the event that Consultant is required to disclose Confidential Information pursuant to applicable law, regulation or court order, Consultant may make such disclosure provided that Consultant first notifies Company of the requirement to disclose the information and allows Company reasonable opportunity to seek to protect the Confidential Information in connection with such disclosure, to the extent such notice is permitted by law.
d.The confidentiality obligations described in this Paragraph shall survive termination of this Agreement.

8.Compliance with laws and Standards. Consultant and his/her respective agents, employees and other personnel shall abide by: (i) all applicable federal, state and local laws, rules and regulations, pertaining to Consultant's employees; (ii) all applicable federal, state and local laws, rules and regulations, including but not limited to all applicable Medicare and Medicaid laws and regulations and all applicable laws and regulations under the Health Insurance Portability and Accountability Act ("HIPAA"); and (iii) all applicable standards of any applicable accreditation organization. Consultant hereby agrees to perform any further acts and to execute and deliver any documents or engage in any Compliance training or activities which may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to Business Associate provisions required under HIPAA and any other acts or documents necessary.

9.Conflicts of Interest. Consultant will, at any time at Company's request, fully and accurately respond to Company's inquiry to evaluate whether, according to Company standards and in Company's sole discretion, any personal, professional, or financial conflicts of interest render Consultant unsuitable to perform the work described under this Agreement. If Consultant discloses or Company discovers what Company considers to be a conflict of interest, Company will provide Consultant with written notification of the conflict and whether it considers the conflict to be material in nature. Any non-material conflict of interest will be addressed in terms of Consultant Service assignment for the Company and will not be grounds for termination of this agreement. Any conflict which the Company deems material will be subject to the procedures for material breaches as set forth in Paragraph 5(c) above.

10.Debarment. Consultant represents and warrants that Consultant has never been sanctioned by the Office of Inspector General ("OIG") of the Department of Health and Human Services, sanctioned by any State agency charged with overseeing the sale, provision, or reimbursement of or for insurance services or products, barred from federal or state procurement programs, or convicted of a criminal offense with respect to health care reimbursement. Consultant shall notify Company immediately if the foregoing representation becomes untrue, or if Consultant is notified by the OIG or other enforcement agencies that an investigation has begun which could lead to such sanction, debarment, or conviction.

11.Consultant's Obligations upon Termination. Upon any termination of this Agreement, Consultant shall immediately cease holding himself out in any fashion as a Consultant for Company and shall return to Company all sales literature, price lists, customer lists and any Confidential Information as defined in Paragraph 7, documents, materials or tangible items pertaining to Company's business, with the exception of any items that may have been purchased by Consultant.

12.Restriction on Trading Company Stock. Consultant acknowledges that in the course of his performance of the Services, Consultant will come into possession of confidential and highly sensitive information regarding the Company. Accordingly, Consultant agrees not to use any confidential or financial information obtained in connection with performance of Services under this Agreement to trade or to advise others to trade in the Company's common stock or other securities. "Trading" includes not only purchases and sales of securities, but also put and call options.

13.Rights in Deliverables.
a.Consultant agrees to promptly disclose to Company any and all Deliverables. "Deliverables" includes without limitation any and all notes, drawings, designs, technical data, marketing materials, know how, works of authorship, firmware, software, ideas, improvements, inventions, material, information, work or product conceived, created, written or first reduced to practice by Consultant either solely or jointly with others in the performance of consulting services for Company or resulting from use of Confidential Information (as defined in Paragraph 7 of this Agreement) by Consultant solely or jointly with others. Consultant agrees to assign and does hereby assign to Company its entire right, title and interest, including without limitation any copyright, mask work, patent, trade secret, trademark (including the good will associated therewith) or other intellectual property rights in and to the Deliverables.
b.Any Intellectual Property, as defined below, which is conceived, reduced to practice, discovered, invented, and/or developed exclusively by Consultant and without the use of Company Confidential Information, as of or prior to the Effective Date of this Agreement, shall be owned exclusively by Consultant ("Consultant Pre-existing Intellectual Property"). Consultant hereby grants to Company a non-exclusive, irrevocable, royalty free, and worldwide license to use the Consultant Pre-existing Intellectual Property that may incorporated into the Deliverables
c.Consultant also agrees, at the request and cost of Company, to promptly sign, execute, make and do all such deeds, documents, acts and things as Company may reasonably require or desire to perfect Company's entire right, title, and interest in and to any Deliverables . Consultant agrees that if Company is unable because of Consultant's unavailability, or for any other reason, to secure the signature of an authorized agent of Consultant to apply for or to pursue any application for any United States or foreign patents, mask work, copyright or trademark registrations covering the assignments to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, mask work and trademark registrations thereon with the same legal force and effect as if executed by an authorized agent of Consultant. All costs associated with this section will be the responsibility of the Company.
d."Intellectual Property" means: a) patents, patent disclosures, ideas, developments, business methods, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

14. Consultant's Warranties.
a.Consultant warrants and represents that: (i) Consultant is free to enter into this Agreement. (ii) Consultant will not violate any duty of non-disclosure to any third party or use the confidential information of any third party in performing work under this Agreement for Company; and (iii) Consultant will not enter into any contract or agreement in conflict with this Agreement.
b.Consultant warrants that it has good and marketable title to any Background Material and Deliverables used or produced under this Agreement and that it shall not knowingly incorporate into any Deliverables any material that would infringe any copyright, trade secret, trademark or other intellectual property rights of any person or entity.
c.Consultant further warrants that and Background Material and Deliverables shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Background Material and/or Deliverables arising out of any patent, trade secret, copyright or other intellectual property right.
d.Consultant shall indemnify, defend and hold harmless the Company and its officers and directors, employees, members, and customers from any and all liability, loss, cost, damage, judgment or expense (including reasonable attorney's fees) resulting from or arising in any way out of any such claims by any third parties, and/or which are based upon, or are the result of any breach of, the warranties contained in this Paragraph. In the event of a breach of the warranties set forth in this Paragraph, in addition to all other remedies available to Company, Consultant shall, at no additional cost to Company, replace or modify the Deliverables within a reasonable time, with a functionally equivalent and conforming Deliverables at his own expense, or obtain for Company the right to continue using the Deliverables and in all other respects use its best efforts to remedy the breach.

15. Indemnification. Consultant agrees to take all necessary precautions to prevent injury to any persons (including employees of Company) or damage to property (including Company's property) during the term of this Agreement. Additionally, Consultant agrees to indemnify and hold Company harmless from and against any and all claims, demands, liabilities, damages, costs, or expenses (including attorney's fees) resulting from Consultant's failure to collect, withhold, or pay any and all federal or state taxes required to be withheld or paid by Consultant, including, without limitation, any and all income tax, social security, Medicare, or unemployment taxes. The Parties have agreed not to address the issues of hold harmless and indemnification for claims arising out of their criminal acts, violation of laws or regulations, negligence, gross negligence, or willful misconduct and the parties shall retain all their respective rights in law and equity.

16. Notices. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail or by recognized courier service to the other as follows:

a.Notice to Consultant:

b.Notice to Company: Company shall be notified at

Centene Corporation
7700 Forsyth Blvd.
St. Louis, MO 63105
Attention: H. Robert Sanders

c. A copy of Notice to Company shall also be sent to:
General Counsel
Centene Corporation
7700 Forsyth Blvd
St. Louis, MO 63105

Changes to the address or person to whom notice should be given must be designated by written notice to the other party. Any notice required or permitted to be given will be deemed effective as of the date it is personally delivered or when signed for as received.

17. Miscellaneous.
a.Governing law. This Agreement shall be governed and construed in accordance with the substantive and procedural laws of the State of Missouri and Consultant consents to the jurisdiction of St. Louis County Courts for any disputes arising under or about this Agreement.
b.Entire Agreement. This document, including attachments and appendices referenced herein, supersedes any previous document or agreements between Consultant and Company relating to the services performed under this Agreement, sets forth the parties' full understanding, and contains all promises and representations between the parties as to the subject matter of this Agreement.
c.Non-Waiver. The failure of either party to enforce any rights hereunder shall not be deemed to be a waiver of such rights. Waiver of one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.
d.Amendment. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement with the signed consent of all parties.
e.Severabilitv. If any part of this Agreement is deemed unenforceable, such portion shall be severed and the remainder of this Agreement construed without such portion.
f.Assignment. This Agreement shall not be assignable by Consultant without the express written permission of the Company. If Company shall merge or consolidate with or into, or sell or otherwise transfer substantially ail of its assets to, another corporation or entity, the Company may assign its rights hereunder to such other corporation or entity without the prior written consent of Consultant.
g.Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
h.Plain meaning. This Agreement shall be construed and interpreted fairly in accordance with the plain meaning of its terms, and there shall be no presumption or inference against the party drafting this Agreement in construing or interpreting the provisions hereof.
i.Opportunity to consider. Each party further acknowledges and agrees that such party has had the opportunity to consult with, or have consulted with, attorneys of its/his/her own choice regarding each term and condition of this Agreement, that they such party understands the meaning and effect of each provision contained in this Agreement, and that such party has voluntarily and knowingly entered into this Agreement. Further, Company and Consultant expressly represent and warrant that in executing this Agreement they have not relied upon any representation or statement not set forth or reflected herein made by the Company's or Consultant's agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.
j.Counterparts. This Agreement may be executed in two counterparts, each signed by one party, which shall be deemed an original and together constitute one and the same Agreement.

THIS SPACE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, Company and Consultant have entered into this Agreement as of the Effective Date.

“Company”                            “Consultant”

By: /s/ H. Robert Sanders                        By: /s/ Kenneth A. Burdick
Print Name: H. Robert Sanders                    Print Name: Kenneth A. Burdick
Title: EVP, Human Resources

APPENDIX A
STATEMENT OF WORK

SERVICE TO BE PROVIDED: Provide strategic advice and counsel on issues and projects for Company and its related entities that Consultant was involved in while employed by the Company or for which Consultant has unique or specific skills or knowledge as a result of her employment with the Company including but not limited to:

•Medicare rebranding
•HLK Marketing transition
•Coaching and mentoring of David Thomas

These services are illustrative and it is understood by both parties that Consultant will be available for additional assignments where his knowledge and experience would be valuable to the Company.

PERIOD OF PERFORMANCE: January 23, 2021 — January 22, 2022

REQUIRED DOCUMENTATION: Consultant will create, maintain, and/or direct the creation and maintenance of documentation and business records as appropriate for the matters on which she consults.

REMUNERATION:
In consideration for the services described herein, Company agrees to pay Consultant as follows:

•$350,000 per quarter to be paid by the 15th of February, May and September of 2021 and the final $350,000 payment to be made by January 15, 2022 but to be adjusted to reflect the estimated financial tax impact attributed to the unintended delay of Consultant's RSU grant from December 2020 to January 2021.

If additional services are required that exceed the expected nature of the scope of the Service to Be Provided stated above; the Consultant may request additional remuneration above and beyond the terms described above that can be mutually agreed upon with the Company

EXPENSES:
Consultant will be reimbursed for non-standard expenses incurred in connection with provision of the services described above, including travel and lodging outside the Tampa metropolitan area. For any required air travel, Centene will provide the use of corporate aircraft on an as-available basis In accordance with the policies of Centene Corporation as stated in Section 6 of your employment letter dated May 30, 2019.

All reimbursement requests must be accompanied by receipts, invoices, purchase orders, and/or other appropriate forms of verification and must be submitted within 60 days of expenditure or 30 days of the termination of the Agreement, whichever is shorter. Company will not reimburse Consultant for routine business expenses or for meals, mileage, parking and other expenses associated with local travel.

CONTACT INFORMATION:
Primary contact for Consultant:
Name: Ken Burdick
Primary contact for Company:
Name: H. Robert Sanders